Exhibit 5.1

REEDER & SIMPSON PC
ATTORNEYS AT LAW

P.O. Box 601 RRE Commercial Center Majuro, MH 96960	Telephone: +692-625-3602 Email: dreeder@ntamar.net r.simpson@simpson.gr

January 28, 2014

Ladies and Gentlemen:

Re: DHT Holdings, Inc.  (the “Company”)

We are licensed to practice law in the Republic of the Marshall Islands (the “RMI”), and are members in good standing of the Bar of the RMI. We are acting as special RMI counsel for the Company, a RMI corporation, in connection the Registration Statement on Form F-3 (Registration No. 333-192959) filed by the Company with the Securities and Exchange Commission (the “Commission”) and all amendments thereto (such registration statement as so amended, being hereinafter referred to as the “Registration Statement”), under the Securities Act of 1933, as amended, relating to the registration of 28,129,958 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”).

In connection with this opinion, we have examined originals, facsimiles or electronic versions, certified or otherwise identified to our satisfaction, of the Registration Statement and such other documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation, a specimen certificate representing the Common Stock.  We have also made such examinations of matters of law as we deemed necessary in connection with the opinions expressed herein.

We express no opinion as to matters governed by, or the effect or applicability of any laws of any jurisdiction other than the laws of the RMI which are in effect as of the date hereof.  This opinion speaks as of the date hereof, and it should be recognized that changes may occur after the date of this letter which may effect the opinions set forth herein. We assume no obligation to advise the parties, their counsel, or any other party seeking to rely upon this opinion, of any such changes, whether or not material, or of any other matter which may hereinafter be brought to our attention.

Based upon and subject to the assumptions, qualifications and limitations herein, we are of the opinion (i) the 18,372,058 issued and outstanding shares of Common Stock covered by the Registration Statement have been duly authorized, validly issued, and are fully paid and nonassessable, and (ii) the 9,757,900 shares of Common Stock covered by the Registration Statement to be issued upon the Mandatory Conversion (as defined in the Registration Statement) when issued will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an Exhibit to a report on Form 6-K and to the incorporation by reference of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Dennis J. Reeder

Reeder & Simpson P.C.
Dennis J. Reeder